Exhibit 99.2

Global Crossing Airlines

Second Quarter 2025 Earnings Conference Call

August 14, 2025

C O R P O R A T E P A R T I C I P A N T S

Chris Jamroz, Executive Chairman

Ryan Goepel, President and Chief Financial Officer

Wendy Shapiro, SVP Corporate Controller

Sean Mansouri, Investor Relations

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Foote, Broadway Capital Management

George Melas, MKH Management

P R E S E N T A T I O N

Operator

Good afternoon, ladies and gentlemen. Thank you for standing by.

Welcome to today’s conference call to discuss Global Crossing Airlines’ Financial Results for the Second Quarter of 2025.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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At this time, all participants are in listen-only mode. As a reminder, this conference is being recorded.

Joining us on the call today are the Company’s Executive Chairman, Chris Jamroz; President and CFO, Ryan Goepel; and SVP Corporate Controller, Wendy Shapiro.

Please be advised this conference call will contain statements that are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain known and unknown risks and uncertainties as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. These forward-looking statements are also subject to other risks and uncertainties that are described from time to time in the Company’s filings with the SEC. Do not place undue reliance on any forward-looking statements, which are being made only as of the date of this call. Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements. For important risks and assumptions associated with such forward-looking statements, please refer to the Company’s earnings press release for the second quarter of 2025 and the Company’ Annual Report on Form 10-K for the year ended December 31, 2024.

The Company’s presentation also includes certain non-GAAP financial measures, including EBITDA and EBITDAR, as supplemental measures of performance of the business. All non-GAAP measures have been reconciled to the most directly comparable GAAP measures in accordance with SEC rules. You will find reconciliation tables and other important information in the earnings press release for the second of 2025, which is available on the Company’s Investor Relations section of its website.

Now, I will turn the call over to the Company’s Executive Chairman, Chris Jamroz. Chris, please go ahead.

Chris Jamroz

Thank you, Operator, and good afternoon, everyone.

I’m pleased to report a sequentially strong quarter for Global Crossing, as we continued to build on the momentum established earlier this year. In Q2, we delivered top-line growth, record block hours flown, and a significant improvement in cash flow provided by operating activities, underscoring the strength of our business model and our commitment to operational excellence.

During the quarter, we expanded our fleet to meet rising customer demand while maintaining strong utilization levels, demonstrating the versatility of our operating model and our continued focus on disciplined growth. We also took a strategic step to introduce a hybrid ownership model through the acquisition of our first aircraft in July. This initiative, coupled with signing lease agreements for four additional aircraft, strengthens our growth trajectory and fleet capacity. These strategic additions ensure we are well positioned to deepen relationships with key customers and capitalize on new opportunities, strengthening our competitive edge in priority markets.

To provide context for our broader journey: 2024 was our year of stabilization, we focused on building the foundation of a full-fledged charter airline; 2025 is our year of maturation and execution, we are delivering on the path to sustainable profitability and demonstrating consistency in operations and financial performance as we move through the second half of the year; 2026 is expected to be our year of scaling up profitably as the timing of new aircraft deliveries is expected to enable us to expand our platform and capture the full potential of the business we’ve built.

Looking ahead, we remain focused on improving core operations, expanding customer partnerships, and enhancing our reputation for excellence, consistency, and reliability. Together, these efforts are expected to solidify our position as the trusted charter airline of the industry.

Ryan and Wendy will expand on the quarter in more detail momentarily, but I want to reaffirm our commitment to executing our strategic plan and creating long-term value for our customers, partners, and shareholders. Our focus is clear: execute with purpose and consistency as we work to become the largest, most reliable, narrow-body charter airline in North America.

With that, I will now hand it over to our President and CFO, Ryan Goepel, to elaborate on Global Crossing’s second quarter operational highlights. Ryan?

Ryan Goepel

Thank you, Chris, and good afternoon, everyone.

We delivered meaningful improvements during the quarter across all key financial metrics. This included both revenue growth and improved profitability, reflecting the continued momentum of our strategic initiatives and our progress towards building a more resilient financial foundation.

Revenue increased 7% year-over-year to $61.4 million, primarily driven by higher block hours flown, aircraft fleet expansion, and increased contribution from our passenger ACMI business. The growth in our ACMI business was due to expanded fleet capacity, growing customer demand, and increased average revenue per block hour. Most notably, ACMI revenue increased 40% year-over-year to $44.5 million and now accounts for 73% of total revenue compared to 55% in the prior year quarter.

We continued to allocate aircraft capacity from Charter to ACMI in an effort to take advantage of its higher margin profile and more predictable flying. As a result, Charter revenue was $15.3 million in Q2 ’25 compared to $24.6 million in the same quarter last year and now represents 25% of total revenue compared to 43% in the prior year quarter. This shift is the primary reason for the increase in block hours, did not directly correspond with the increase in revenue.

During the quarter, we flew a record 8,065 block hours, including sub-service across both ACMI and Charter, a 13% increase over the prior year’s quarter and 7% over the prior quarter. This growth reflects strong market demand for our leading charter services and a tightening supply environment resulting from competitor capacity reductions. It’s worth noting, we did not operate any sub-service hours in Q2 2025, compared to 382 hours in Q1 2025 and 561 hours in Q2 2024. Our reduced reliance on sub-service is a direct result of increased aircraft availability. In Q2, we increased block hours flown for ACMI by 32% to 6,769 compared to last year. For Charter, we flew 1,154 block hours compared to 1,838 in the year-ago quarter.

As we’ve mentioned before, ACMI brings in lower revenue when compared to Charter on a per-flight basis, however it carries lower risk as the customer assumes the expenses for fuel, demand and price risk, in addition to other operational fees. For context, an average revenue per block hour in Q2 was $6,580 for ACMI and $13,272 for Charter. As we continue our efforts to drive revenue growth, we anticipate a more pronounced improvement in profitability, driven by the favorable margin profile of our expanding ACMI portfolio.

Turning to cargo operations. We continued to face a soft Freight market, consistent with broader industry trends. While demand has remained subdued, we have maintained steady operations with our fleet of four A321 freighters, aircraft that offer superior unit economics through greater fuel efficiency, reduced operating costs, and reliable performance. As the market works through this period of recovery, our efficient platform has enabled us to stay active, serve our customers effectively, and be well-positioned for an eventual rebound in the Cargo market.

In Q2, we launched an important trial ACMI contract with DHL, providing us the opportunity to demonstrate the superior value of the A321 freighter to a key customer in the market. We’re happy to announce DHL has extended this contract by another four months, reflecting the growing confidence of a major logistic provider has in our platform.

For the Passenger market, we continued to see strong demand throughout the quarter, driven by continued shortage of available aircraft, limited direct competition, and growing interest from customers such as college sports teams, tour operators, and the U.S. government seeking flexible travel solutions. To capitalize on these tailwinds, we have allocated additional sales and operational resources in an effort to strengthen the relationships with key customers and cultivate partnerships with new accounts in an effort to expand our reach. This market remains core to our strategy, and we intend to continue to scale our efforts to further diversify and strengthen our customer base.

As part of our long-term growth strategy, we continually assess our operational efficiency and pricing structure in an effort to drive stronger financial performance. The steady increase in average revenue per block hour reflects the effectiveness of these efforts. As we stated earlier, for ACMI, we generated an average of $6,580 per block hour, an increase of 6% from the prior year quarter. For Charter, average revenue per block hour was roughly flat at $13,272 compared to $13,393 in Q2 of 2024.

As Chris mentioned earlier, we transitioned from an exclusively leased fleet to a hybrid ownership model with our first acquisition of an Airbus A320. This strategic shift enhances our operational flexibility, facilitates long-term planning, and supports improved financial performance.

Aircraft ownership also enables us to better control long-term maintenance scheduling, optimize capital investments, create tangible asset value on the balance sheet, and provide greater control over valuable end-of-life economics. Additionally, owning select aircraft reduces net expense, which in turn improves EBITDA conversion over the life of the asset. While leasing remains a key component of our fleet strategy, ownership introduces a valuable lever as we scale.

In addition to the acquisition, we executed definitive lease agreements for four Airbus A319 aircraft. Deliveries are scheduled between September and December of this year, with the first A319 expected to enter service by the end of September, and subsequent aircraft phased in monthly thereafter. Collectively, these aircraft will expand our fleet by over 20%, further enhancing our operational capacity and supporting the next phase of our growth.

As we previously announced, in March we signed a letter of intent to acquire an A320 airframe. We have now secured the required engines, which are undergoing a maintenance check and are scheduled to be delivered in late September.

Throughout Q2, we completed a total of 14 maintenance events, including 2 heavy maintenance checks and 12 non-heavy checks across our fleet. These scheduled events are part of our routine maintenance procedures in an effort to optimize performance and operational readiness. All air passenger aircraft were successfully returned to service ahead of the third quarter.

Now, I’ll turn the over to our SVP Corporate Controller, Wendy Shapiro, who will discuss our financial results in more detail. Wendy?

Wendy Shapiro

Thank you, Ryan, and good afternoon, everyone.

Please note that all financial results discussed today are for the three-month period ended June 30, 2025, and variance commentary is on a year-over-year basis unless stated otherwise.

Revenue in the second quarter increased 7% to $61.4 million compared to $57.5 million. The increase was primarily driven by higher block hours flown and aircraft fleet expansion, as well as an increase revenue per block hour flown for ACMI. ACMI revenue increased 40% to $44.5 million compared to $31.9 million. Charter revenue in Q2 was $15.3 million compared to $24.6 million.

Total operating expenses were $58.1 million compared to $55 million, driven primarily by higher maintenance and personnel costs associated with the ongoing expansion of the GlobalX fleet. Net Income improved to $0.6 million compared to $0.3 million. Earnings per share also improved to $0.01 per basic and diluted share, compared to breakeven earnings per basic and diluted share. This was primarily driven by increased revenue, fleet expansion, and higher average rates per block hour flown for Passenger ACMI.

EBITDA increased 48% to $5.9 million compared to $4 million. EBITDAR increased 6% to $19.8 million compared to $18.7 million.

Cash flow provided by operating activities in Q2 increased to $8.8 million compared to $0.9 million. The increase was primarily driven by improved profitability, disciplined cost management, and efficiency gains across the business. We utilized our cash flow in Q2 to invest in fleet expansion and system enhancements to fuel future growth.

Turning to our liquidity. We ended the second quarter with approximately $14.1 million in cash and restricted cash, compared to $10.2 million at March 31, 2025, and $14 million at December 31, 2024.

Now, I will turn the call back over to Ryan for closing remarks.

Ryan Goepel

Thank you, Wendy.

We’re proud of our second quarter results as we delivered another period of revenue growth, improved profitability and almost $9 million in cash flow provided by operating activities. With solid momentum heading into the second half of 2025, we believe we’re well-positioned to build on this success and execute on our 2025 goals.

This concludes our prepared remarks. I’d now like to open the call for Q&A.

Sean, over to you.

Sean Mansouri

Thank you, Chris, Ryan, Wendy, and thank you everyone for joining.

As we gather the queue for live questions, we’d first like to address a few of the questions that have come in via email over the past couple of weeks and even since reporting our earnings.

Our first question, why isn't GlobalX experiencing the same softness reported by many scheduled carriers in recent earnings reports?

Ryan Goepel

Yeah, I think the key differentiation is to understand they're very different models. Unlike scheduled carriers that commit to flights before securing passengers and bear the loss from vacant seats, we only operate once charters are confirmed and costs are contractually covered.

In our ACMI model, one passenger would be as profitable as 150 because we're paid by the block hour, not by the seat. This structure shields us from ticket risk, volatile fuel prices, and other variable costs while ensuring predictable revenue regardless of load factors.

It's also worth noting that while we utilize moderate cost mid-life aircraft as opposed to scheduled carriers who typically use newer high-cost aircraft, and just as important as a customer base. Again, we don't sell by the seat, we sell by the aircraft, which means our clients, our tour operators, colleges, athletic programs, government agencies; they're not as focused on fare prices or filling seats, but more so as booking flights and booking hours. This model, I think, has allowed us to increase our block hours, maintain high utilization, and even as the broader airline industry has experienced softness.

Sean Mansouri

Got it. Thanks, Ryan. Next one here, how do you think of the balance between purchasing aircraft and leasing them?

Ryan Goepel

Well, and I think up to this point and up to this quarter, we really didn't have an option because if you think about the market and the way the industry might have valued us or saw us as a credit risk, we didn't really have any option to purchase.

I think one of the reasons we're so excited we're able to complete the purchase on MSN 3101 is it's a signal to us that the people who are experts in this industry, the people who evaluate airlines like us for credit risk, see us as an acceptable risk and are willing to provide us the capital needed to purchase an aircraft.

So, when we go forward, I think now it's not so much we only have a choice of leasing, we now have the choice of leasing or purchasing, and as such, we evaluate each deal kind of differently. It opens up more aircraft for us to consider, so we're not just in a lease environment.

I think from our perspective, there is a lot of incremental value, we think, as we've articulated in owning aircraft at this price point, but we will continue to do what we've done since we started, which look at each aircraft on an aircraft by aircraft basis, on a deal by deal basis, and do what we think makes the most sense for the Company.

Sean Mansouri

Great. Turning to the next one. You've mentioned Cargo demand remains soft in the past, what gives you confidence that the segment will ultimately rebound in a meaningful way? And what are the risks if the recovery takes longer than expected?

Ryan Goepel

Well, I think to predict when the market will recover is a tough game to play, because there's a lot of macro forces at play. Near-term Cargo demand has remained subdued. But we do believe that the fundamentals remain compelling over the long term. I think one of the dynamics in the U.S. market is when U.S. Postal Service rebid their contract and they changed their approach to air freight, it created excess capacity and that excess capacity has to come out.

That being said, we're seeing early signs of improvement, such as our extension of our ACMI contract with DHL, which I believe demonstrates our 321 platform delivers strong unit economics for major logistic players.

Even if the recovery takes longer than expected, our cargo fleet is highly efficient, can be redeployed in ways that maintain utilization. We're disciplined in managing cost and fleet allocation, so when the demand does strengthen, which historically accelerates in Q4, we're positioned to capture market share quickly and profitably.

Sean Mansouri

With positive net income and strong operating cash flow in Q2, how do you prioritize between reinvesting in fleet growth versus strengthening the balance sheet?

Ryan Goepel

Well, I think the great thing is I get to have that conversation and I think we're having those debates. We view capital allocation as a balance between fuel and growth and maintaining financial flexibility. I think what you've seen over the last 6 months to 12 months is we've really invested our time and efforts, not so much in growing the fleet, but stabilizing the internal organization, ensuring we have the policies and procedures in place to operate efficiently when we grow versus growing and then fixing. I think that's been demonstrated in our results and our cash flow from operations.

That being said, our highest return opportunities right now are expanding our ACMI capacity, which is where we're deploying capital towards new aircraft acquisitions and leases, which are already backed by strong customer demand.

At the same time, we're mindful of leverage and liquidity, ensuring that we have the balance sheet strength to navigate cycles and pursue strategic opportunities. I will continue to evaluate our options through that lens, discipline growth that enhances earnings power without compromising long-term stability.

Sean Mansouri

Okay, and last one here via email. You're added a meaningful number of aircraft between now and year end. What operational risks come with that pace of growth and how are you mitigating them?

Ryan Goepel

I think that's what we spent the last 10 months preparing for. I think the first part it starts is with our training. We've had a pilot class every month since May, but we've also had reasonably sized pilot classes. I don't think we've over hired. I think we're going to time these better than I think we have in the past, so we don't have an overcapacity of pilots. But we really focused on training, maintenance procedures and scheduling, so then when we do have these aircraft on board, we have the right pilots, we have them scheduled right, and we have the maintenance programs and the people in place to go do it.

But keep in mind, many of these additions are the same type of aircraft in our fleet. So, we are leveraging existing expertise, existing resources, and really it is the scaling of the business that Chris kind of talked about. This first half of the year has been kind of the stabilization and this is the scaling that allows us to feed our growth, which we believe is going to be pretty aggressive in 2026.

Sean Mansouri

Great. With that, we'll turn it back to the operator for live Q&A.

Operator

Thank you. Ladies and gentlemen, we will now begin the live question-and-answer session. Should you have a question, please press the star, followed by the number one on your touchtone phone. You will hear a prompt that your hand has been raised. Should you wish to decline from the polling process, please press the star, followed by the number two. If you are using a speakerphone, please lift the handset before pressing any keys. One moment, please, for your first question.

Your first question comes from the line of Brian Foote from Broadway Capital Management. Your line is now open. Please go ahead.

Brian Foote

Thank you. I appreciate it. Both Chris and Ryan, having been with you all for many years, I want to congratulate you on the cash generation, first and foremost. It's encouraging to see that and thrilling to be in this situation.

I want to go to a couple of comments that you guys made because I think they're very important. The first is industry experts have looked at your model and they know what they're doing, they're sophisticated, and they were able to endorse and underwrite the ownership of an aircraft. They're seeing something from a credit risk standpoint that perhaps other elements are not seeing. The ownership of an aircraft right now for your balance sheet and for cash generation is very important from a shareholder standpoint.

If you could walk me through what kind of opportunities you have in terms of other aircraft, when you evaluate an aircraft for purchase, what does that market look like? What kind of decisions go into that in terms of return on capital, other things? Again, what kind of capacity should we think about in terms of the credit worthiness for acquisitions?

Ryan Goepel

Yeah, and really what kind of triggered it for us is in 2024, we estimate between four and six aircraft traded, which means one lessor sold it to another, which made us think that our perception must be getting better because they're willing to acquire that risk from us. Our first approach is really to go to the existing lessors and say, hey, if you're going to trade these and share these companies, leases get traded quite frequently, give us a shot at it. And that's what this first transaction was.

I think there's several other aircraft we currently have under lease, which we're having a similar conversation with a lessor. But again, we have some pretty good lease rates. We have pretty good terms. Now that we kind of have some financing partners who are willing to—that's the next step. We kind of put them all together and really we will do it if it generates incremental cash, incremental EBITDA, incremental net income, and gives us an asset at the end of the lease life. If we get all four of those, we'll go do it. And I think that's what this first transaction did, and I think will ultimately strengthen us.

If you think about it with these mid-life aircraft, there's an end-of-life economics that we think we are in a better position with the way our business model works and how we utilize the aircraft to capitalize on and maybe some of our lessors or some of our agreements and some of our agreements state.

I think from a capacity standpoint, I think there's significant capacity out there to do this kind of lending. I think we've ticked a couple of boxes for enough of lenders that we can have multiple financing options for these aircraft. The next step is just finding the one that makes sense. So, our first priority is taking existing leased aircraft and converting them because it's a much simpler transaction. The next is when we look at getting aircraft, we will do the lease versus buy, and we'll announce those as they happen. But again, it's just nice to have that kind of thing in your toolbox to use when you're going through the economics of an agreement.

You think about our core value. Our core value is our certification. Our core value is our ability to take these assets and generate revenue with it. Then the next step is, okay, how do we use our balance sheet to generate even more profit, which we think will ultimately manifest itself and increase shareholder value.

Brian Foote

The increasing shareholder value is pretty evident by the cash flow generation. Maybe I'll drill down on that. Now that you are a cash flow positive company from a working capital perspective, there's other levers that you could pull on a day-to-day basis. I guess I'd throw it out to you, Ryan, but it's to the floor, how do you think about the working capital at the Company as you continue to grow across 2026, but maybe going forward, are there target levels that you're considering as a more mature, stable company? Or how should we think about working capital management going forward?

Ryan Goepel

Yeah. Again, as the Company evolves, this isn't something we've really had the luxury of deciding what's the best way to go forward. The first part was to generate positive cash flow from operations. The second point is to figure how much cash do you need on the balance sheet or want to have on the balance sheet. And really, for us, it's to help manage the cycles. It’s also cash gives us the ability to take advantage of situations, and I think we've done that since the beginning as a company, is taking advantage of unique situations to get—I hate to say the best deal, but the assets at the best price for our company.

So, I don't think we're at a stage where I'd say I have enough cash. No finance person or leader in aviation will say we have enough. But I think what we are doing is we said this year, our goal of ours was to strengthen our balance sheet, and I think we've demonstrated in the first half, we've done that through generating cash flow from operations and also acquiring aircraft. So, ultimately, we have a stronger balance sheet and create some sort of assets to back the airline.

Brian Foote

Very good. Just following a comment Chris made, the strategic plan is to be among the largest, the most reliable. Walk us through that. Is there a target timeline for being adamant? Reliability is a major issue for all airlines. I mean, how do you guys track those? How do you keep the Company on that strategic plan?

Ryan Goepel

If you're not reliable, you're not a good partner, and so in the charter business, they expect to show up on time and leave on time, just like the scheduled carriers. Obviously, we track on time performance, and internally, we have metrics that we hold ourselves accountable towards. I think part of ensuring reliability is ensuring the fleet stays relative. The fleet age matches the work that is being done. So, if you're flying 200 hours to 300 hours a month, you should make sure you have a young enough aircraft that can handle the work. And then as your aircraft mature, make sure they're kind of more targeted for less lower utilization work, and that's managing the lifecycle of the aircraft.

When you talk about largest, we've had the problem and we've been here for a long time where we would promise 50 aircraft by this date or 40 aircraft at this date or whatever. Ultimately, we've now taken the approach of, okay, we will take on aircraft when it makes economic sense, and we'll take on aircraft, not just for the sake of taking on aircraft. That being said, setting kind of a baseline goal of adding four to five a year, whether they're Passenger, whether they're Freight. Having that kind of mindset at least gives you a framework.

Now, if we come across a great opportunity that allows us to add a whole bunch of aircraft from a common type of aircraft at good economic terms, then that means we add 10 in a year. We will go do that. But we also want to make sure we have the work. We are out of the Field of Dreams model, which I say build it and hope they will come. We feel there's demand for significantly more Passenger. We don't see necessarily the demand yet for Cargo, but when that recovers, we think there's a lot of opportunity to add lift in that space as well.

It's a long-winded way of saying is we're in a macro market, we deal with some pretty big forces that are not necessarily inside our control, but we have built in a flexibility and approach that allows us to take advantage of whatever opportunities we see.

Brian Foote

It's a very interesting point you just make there, Ryan, if I may. You've reached a point where demand is informing your decision as opposed to the, as you said, the Field of Dreams model that might have existed prior. Is your size—your ability to interact with so many different customers, is that driving the fact that you can have that conversation and understand demand in a more reactive way as opposed to just building it and they will come? What are the factors that are contributing to that ability to match supply to demand?

Ryan Goepel

Well, I think our focus, right? I think one of the things we've done in the last year is really simplified what we've done and what we do and where we're going to do it. And through that, we've gotten deeper with existing clients. I think we've identified opportunities that will allow us to expand it, whether it's in Europe or more domestically with the similar clients asking for more aircraft.

We talk about being in a niche business, but we talk about being in a $10 billion business where our niche is pretty big. The market's significantly bigger than we are right now, and I think there's enough opportunities that adding the four to five aircraft, we don't feel like we're scrambling to put them to work.

Brian Foote

Very good. Really helpful. Thanks.

Ryan Goepel

Thanks, Brian.

Operator

Your next question comes from the line of George Melas from MKH. Your line is now open. Please go ahead.

George Melas

Great. Thanks a lot. Congratulations for some really good progress. A few quick questions on the new aircraft that you're bringing along. The four A319s. Can you just give us a little bit more information, how many lessors, why these particular aircraft, and what makes them attractive operationally and financially?

Ryan Goepel

Well, it's one lessor. They're all sister ships. They're all the same configuration. They are high density 319s, which means they have over 156 seats, which we think there's a pretty robust market for that. The lease rates made a lot of sense. Keep in mind, we entered in this agreement last year at a time when you're just seeing lease rates for 320s and the mid-to-high 200s. This is significantly below that. So, from our perspective, we believe there's a market for these aircraft. There's a certain efficiency on onboarding these aircraft. It's one agreement, one lessor, one operator, and so they'll be brought on sequentially. I think the economics of these were just compelling for us to go do it.

George Melas

Okay. Great. Help us understand how long can you count on these aircraft? How long are the leases and you have lease extension options involved?

Ryan Goepel

Right. So, these aircraft are two to three years, which really take you to the next heavy check. And so, I think at that point, there's an economic decision to be made on whether it makes sense to reinvest in the aircraft to take it beyond that period of time. We'll work with the lessor to decide what makes sense at that time. It might not make economic sense. I think also when you look at our existing fleet, we have another several of our aircraft coming due in the next 12 months, and we're working on extensions for all of them. We'll announce them as they're done as well.

We've gotten to the next level of maturity where we're starting to get into second lease agreements with existing lessors, which also opens the door for purchase opportunities. So, while these aren't six-, seven-year aircraft, we think that's fine.

I think this is a market that's available, and we’ll continue to keep—my personal take is the mid-life aircraft market will become better for us the more time we can put out. I think there's been a lot of forces, whether it was COVID or it was the engine issues that have driven up demand for mid- and late-life aircraft, which as the OEMs catch up and the OEMs get their production going, will soften the rates on some of that mid- and late-life aircraft, especially some of the engines, which if we get through this two- to three-year window with these aircrafts, we'll have significantly, I think, better opportunities to get more aircraft at better rates going forward, which just sort of feeds our growth. Build a solid foundation, build your fortress in America for where we have a solid set of customers, and then manage the fleet to ensure your fleet matches your demand. I think that's what we've done and that's what we'll continue to do.

George Melas

Okay. Okay. That's a lot to unpack for me. I'll have to think about it.

Ryan Goepel

I'm sure you'll call me back, George, and you'll have like 20 more questions.

George Melas

Okay. I’ll do that.

Ryan Goepel

I'll be ready for you.

George Melas

With these aircraft being delivered, it means that you ended the quarter with 19 aircraft. You add four by the end of the year, but I imagine you're going to have some aircraft that come to end-of-life lease or end of lease, I should say. Let's say mid next year, at this point next year, how many aircraft do you think you have in the fleet?

Ryan Goepel

Twenty-four.

George Melas

Twenty-four. Okay, so then you have no aircraft that are really exiting the fleet in the next six months.

Ryan Goepel

Not by design.

George Melas

Okay.

Ryan Goepel

Keep in mind, we've already had one exit in the sense of the 319 that was returned that we talked about in Q1, so that takes us to 18. You add the 4, gets you to 22, and I think we'll have 2 more before mid next year. That's how I get to 24.

George Melas

Okay, so you went from 19 to 18, you add 4, that's 22, and you think you're going to add a few more?

Ryan Goepel

Two more. Yeah.

George Melas

Okay. Great. Okay. Then just from an operational perspective, you have no subservice this quarter. Is that because—are you keeping the routes that were flown by the subservice providers or are you going to fly them internally or somehow did these contracts expire? Help us understand how you made those decisions.

Ryan Goepel

Well, keep in mind, we did a lot of heavy maintenance checks in Q2. So, we had a lot of aircraft down for maintenance. The subservice sort of filled in while they're being repaired, and then they got redelivered and we resumed flying them.

George Melas

Okay. Very good. Thanks so much.

Ryan Goepel

Thanks, George.

Operator

There are no further questions at this time. Please continue, Mr. Ryan Goepel.

Ryan Goepel

Great. I want to thank everyone for joining us. I appreciate your interest and your attention.

Just in conclusion, I think the focus of the airline is to stay focused, keep it simple. We’re to be the nation's fastest growing charter airline that does ACMI charters, and I think we're going to continue with that focus. We're going to add aircraft, operate profitably, and focus on generating positive cashflow from operations for the year. We look forward to our next call.

Operator

Thank you. Ladies and gentlemen, this concludes today’s conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.